Exhibit 10.28

US CONCRETE

Personal and Confidential

February 12, 2020

Dear Ronnie:

I am pleased to present you with a formal offer to become the President & Chief Executive Officer of U.S. Concrete. As we discussed, the principal points of this offer are as follows:

Start Date: April 3, 2020

Annual Base Salary: Your annual salary would initially be $775,000

Annual Bonus Plan: Your target bonus as a percentage of your salary will be 110%

Long-Term Incentive Plan: Effective on your start date, you will be granted restricted shares of U.S. Concrete common stock equal in value to $1,600,000. As you know, under the terms of the U.S. Concrete Long-Term Incentive Plan, sixty-percent (60%) of this award will vest over three years in equal annual installments from the date of grant. Forty-percent (40%) will vest should the share price attain the performance hurdles established by the Compensation Committee for the March 1, 2020, awards.

There will be no change in any of the other Company-provided benefits programs which you currently participate in - U.S. Concrete Vehicle Program, paid vacation, health and welfare plans, retirement savings plans.

Ronnie, I want you to know that you have the total support of the Board of Directors as you assume the CEO role. This is a well-deserved promotion and is a testament to your capabilities and reputation. We are confident that your straightforward, hands-on leadership style is exactly what is needed at a critical stage of the Company's growth and development, and will serve the shareholders, the employees and the Board extremely well.

Sincerely,

Ted Rossi
Chairman, Compensation Committee
Board of Directors
U.S. Concrete, Inc.

Agreed and Accepted

Ronnie Pruitt

Date: 2/12/2020